EXHIBIT 99.1
Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Announces Positive Results
Using GEM OS1™ Bone Graft in Foot/Ankle Fusions
- GEM OS1 Stimulates Bone Healing Comparable to Autograft -
Franklin, Tenn — December 13, 2006 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced positive results from its 20 patient U.S. feasibility clinical trial assessing the safety and efficacy of GEM OS1™ Bone Graft in foot and ankle fusion indications. The randomized, prospective, controlled study, conducted in accordance with an approved Investigation Device Exemption (IDE) from the US FDA, is designed to compare GEM OS1 versus autogenous bone graft (ABG), which is bone harvested from the patient’s own body and is currently considered the standard of care. Radiographic, functional and pain assessments indicated that GEM OS1 treatment is as effective as autograft for the stimulation of bone healing (fusion), without the pain and morbidity associated with the harvesting of the autograft.
Key findings from the interim analysis of the U.S. pilot study include:
•	Assessment of computerized tomography (CT) scans of the fusion site by an independent reviewer blinded to the treatment found that at 6 weeks 39% of GEM OS1 patients as compared to 34% of autograft patients exhibited osseous bridging of greater than 50% of the fusion surfaces. At 12 weeks 63% of GEM OS1 and 50% of autograft patients had achieved greater than 50% osseous bridging.

•	In the physician-scored AOFAS evaluation which measures multiple clinical outcomes for the patient, GEM OS1 patients scored higher (56.2 vs. 52.3) than the autograft group at six weeks. (higher score indicates improved function)

•	In the patient-scored pain assessment (VAS measurement), GEM OS1 patients had a more favorable outcome (16.3 vs. 26.1) than the autograft group at six weeks. (lower score indicates less pain)

•	The average operative time was less for the GEM OS1 group (118 minutes vs. 144 minutes) as compared to the autograft group.

•	There were no GEM OS1-related serious adverse events reported in the study.

•	There was no evidence of abnormal bone formation at the site of treatment with GEM OS1.

•	There was a higher incidence of smoking history, an established risk factor for delayed healing, in the GEM OS1 patients (50%) as compared to the autograft patients (18%).
“These results are definitely encouraging. They suggest that by both radiographic and clinical assessment, GEM OS1 treatment is comparable to the use of autograft,” commented Dr. Christopher DiGiovanni, associate professor of Orthopedic Surgery at Brown University, chief of the Division of Foot and Ankle Surgery at Brown Medical School, Rhode Island Hospital and lead clinical investigator for BioMimetic’s U.S. pilot clinical trial. “Based on the promising data from this pilot study, we look forward to initiating the pivotal trial evaluating GEM OS1 in a larger patient population and, if the results continue to be strong, offering GEM OS1 to our patients as an attractive alternative to harvesting bone from somewhere else in their body.”
“The evidence supporting our GEM technology as a potent stimulus for bone regeneration continues to build. We have now seen similar performance of GEM OS1 in two different foot and ankle fusion studies demonstrating bone regeneration at least comparable to autograft,” stated Dr. Samuel Lynch, president and CEO of BioMimetic. “These results are also fully consistent with the significant improvement in bone regeneration we found in our randomized controlled pivotal clinical trial for GEM 21S® in jaw bone defects.”
Based upon review of the U.S. data reported today, similar promising results from the Canadian foot and ankle study that were reported earlier by the Company and the already established safety and efficacy of a similar product (GEM 21S Growth-factor Enhanced Matrix) for bone and periodontal regeneration in the jawbone, an FDA required Independent Data Monitoring Committee has recommended expansion of the GEM OS1 U.S. program into pivotal clinical trials.
Interim analysis of the U.S. pilot study, in which six patients were treated with autogenous bone graft (ABG) and 14 patients with GEM OS1, and a comparison with the already announced data from the Canadian pilot study, are summarized below:
Summary Pilot Data

	U.S. Study		Canadian Study
	ABG	GEM OS1	GEM OS1
Patient Demographics
Patient Age	43.7	55.2	51.2
Body Mass Index (BMI)	30.5	29.8	29.9
% Smoker/History of Smoking	17%	50%	62%
Procedure Time	143.7	117.6	104.4
Device Related Adverse Events	0	0	0
Osseous Bridging > 50%
week 6	34%	39%	30%
week 12	50%	63%	67%
AOFAS Score
week 6	52.3	56.2	47.5
week 12	53.3	60.8	63.4
VAS Score
week 6	26.1	16.3	—
week 12	21.6	16.4	—
Data presented includes follow up on 19 patients at six weeks and 17 patients at 12 weeks.

The AOFAS Score is an outcome measurement endorsed by the American Orthopedic Foot and Ankle Society. The score is a clinical rating system designed to look at ankle and hindfoot function in a given patient. The maximum score is 100, with the higher score indicating better post-surgery joint function. The measurement is designed to assess pain (40 points), function including movement (50 points) and alignment of the hindfoot and ankle (10 points). This score can be used to evaluate a patient’s progress from pre to post surgical treatment.
A Visual Analog Scale (VAS) is a method that allows the patient to individually rate the level of pain that they are feeling at the fusion site and at the graft harvest site (for autograft patients only). The use of VAS allows for pain to be assessed at a given time point and across various time intervals. VAS scores range from 0 — 100 with a lower score representing less pain.
A conference call to discuss the U.S. pilot data will be held on Wednesday afternoon, December 13th at 5:00 p.m. EST. BioMimetic management and the three clinical investigators involved in this study (Dr. Christopher DiGiovanni, Dr. Judith Baumhauer and Dr. Sheldon Lin) will be available on the call to answer questions concerning the announced results. The call can be accessed by dialing 1-800-798-2864 (passcode 31607580). The international dial in number is 617-614-6206. The same passcode applies. Participants should dial in 15 minutes prior to the 5:00 p.m. call. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.
GEM OS1
BioMimetic is developing GEM OS1 for use in open surgical treatment of fractures and bone fusions where the use of bone graft, a material used to augment bone healing, is indicated. GEM OS1 is designed to be placed directly into an open surgical site to stimulate bone regeneration. The combination of the two GEM OS1 components, recombinant human platelet-derived growth factor (rhPDGF) and Beta-tricalcium phosphate (â-TCP), is key to the product’s overall effectiveness. rhPDGF is intended to provide the biological stimulus for tissue regeneration by stimulating the in-growth and proliferation of osteoblasts, cells responsible for the formation of bone, while â-TCP provides a framework or scaffold for new bone growth to occur.
Foot and Ankle Procedures
In the United States, an estimated 1 million surgeries are performed annually on the foot and ankle, including fracture fixation, joint fusions and corrective osteotomies. Many of these procedures will incorporate bone graft to encourage the bone healing process. Foot and ankle fusion procedures are primarily performed in patients with severe osteoarthritis who do not respond to more conservative treatments. In a fusion procedure, the joint space between adjacent bones is surgically prepared and treated with a graft material to stimulate a fusion, or permanent connection of the two bone ends. This connection eliminates the pain associated with the movement of the joint. Typically, foot and ankle fusions are performed with bone material harvested from the patient (i.e. autograft), which is obtained as the result of a second surgical procedure. Harvesting autograft has significant drawbacks, which include often requiring a second surgery to harvest the graft, pain and morbidity associated with the second surgery and inconsistent volume and quality of the bone material harvested. GEM OS1, which is being developed as a fully synthetic substitute for autograft, eliminates the need for this second surgery. In foot and ankle surgery, non-unions are the most common post operative complication. As a result, there is a clear need for novel therapies such as GEM OS1 to improve healing rates in foot and ankle fusion applications. The market for bone graft substitutes (BGS) is currently estimated to be $1.6 billion, including synthetics, allografts and growth factors. This market is expected to grow as surgeons seek suitable alternatives to the harvesting of autologous bone, which is still the most frequently used form of bone graft.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.